Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2004, with respect to the financial statements of the AEGON USA Producers’ Stock Purchase Plan and Plan Trust for the years ended December 31, 2003, 2002 and 2001, included in the Form 11-K filing of the AEGON USA Producers’ Stock Purchase Plan.

/s/ Ernst & Young LLP

Des Moines, Iowa

June 28, 2004